Redacted
    Fee Schedule has been excluded because it is both (1) not material and (2) would likely cause competitive harm to the registrant if publicly disclosed

MONETTA TRUST
ADDENDUM TO THE
SECOND AMENDED AND RESTATED FUND ADMINISTRATION SERVICING AGREEMENT

    This Addendum (the “Addendum”) to the Second Amended and Restated Fund Administration Servicing Agreement dated November 1, 2023 (the “Agreement”) is entered into by and between MONETTA TRUST (the “Trust”) and U.S. Bancorp Fund Services, LLC, d/b/a U.S. Bank Global Fund Services (“USBGFS”).

    WHEREAS, the Trust and USBGFS desire to modify the Agreement to add an additional optional service and the fees associated therewith; and

    WHEREAS, all defined terms used but not otherwise defined herein shall have the meanings assigned to them in the Agreement.

    NOW, THEREFORE, the parties agree as follows:

1.Services. USBGFS shall provide one of the following supplemental digital board services to the Trust (the “Digital Board Services”) as the Fund may elect as described below:

A.Comprehensive Digital Services

i.Full access to the premium version of Diligent’s board portal, including compilation and distribution of all board materials by USBGFS.

B.Light Digital Offering

i.Compilation of all board materials by USBGFS into a PDF stored on a OneDrive site to be accessed by the Trust’s Board participants.

2.Compensation. The Trust shall pay to USBGFS fees for the Board Services selected in accordance with the fee schedules as follows:

A.Comprehensive Digital Services

Comprehensive Digital Services
Description	Annual Price[1] (USD)
Base Fee	$____
Per User Fee[2]	$____
Per Separate Committee[3] Fee	$____

1Subject to an annual increase, provided that the annual increase will not exceed ____% through October 2025
2Per user fee applies to all users excluding any USBGFS employee

3A committee consists of a separate space on Diligent’s board portal that can be used to host and organize materials outside of the main board meeting, such as audit committees, governance committees, and executive committees

B.Light Digital Offering

Light Digital Offering
Description	Annual Price[1] (USD)
Base Fee	$____

1    Subject to annual “CPI increase – All Urban Consumers – U.S. City Average” index, provided that the CPI adjustment will not decrease the base fees (even if the cumulative CPI rate at any point in time is negative).

3.Selection of Services.

A.Comprehensive Digital Services. The selection of Comprehensive Digital Services shall be binding on the Trust for one year. Following any one year period of Comprehensive Digital Services the Trust may select (i) Comprehensive Digital Services for an additional one year period, (ii) the Light Digital Offering, or (iii) only the basic board services provided under the Agreement.

B.Light Digital Offering. The selection of the Light Digital Offering shall be binding on the Trust for one quarter. Following any quarter for which the Trust has selected the Light Digital Offering the Trust may select (i) Comprehensive Digital Services, (ii) the Light Digital Offering for an additional quarter, or (iii) only the basic board services provided under the Agreement.

4.Third-Party Vendors.

A.The Comprehensive Digital Services are reliant upon services provided by Diligent as a third-party vendor to USBGFS, and if USBGFS shall cease to have access to the Diligent services for any reason the obligations of the parties hereto with respect to the Comprehensive Digital Services shall immediately terminate without further liability.

B.The Trust agrees that it shall, and it shall cause its Board participants and other users to, comply with all laws, rules, and regulations, including, without limitation, any terms of use established by Diligent, applicable to the use of the services and the access to any Diligent portals or electronic sites.

C.The Trust agrees that USBGFS shall not be responsible or liable for any actions or inactions of Diligent or any other third-party vendor, for any lack of access to any Diligent portal or other electronic site, or for any errors, data loss, or other cyber-security event by Diligent, at or through a Diligent maintained electronic site, or at any other third-party vendor.

D.USBGFS MAKES NO WARRANTIES OR REPRESENTATIONS, EXPRESSED OR IMPLIED, WITH RESPECT TO THE ACCURACY, COMPLETENESS, OR SUFFICIENCY OF ANY DATA OR OTHER INFORMATION PROVIDED THROUGH THE DILIGENT PORTALS, ANY DILIGENT ELECTRONIC SITE, OR OTHERWISE THROUGH THE COMPREHENSIVE DIGITAL SERVICES OR THE LIGHT DIGITAL OFFERING.

5.Applicability and Effectiveness of Agreement. The Agreement, except as explicitly amended or supplemented hereby, shall continue in full force and effect and all terms thereof shall apply to the services provided hereunder and to the rights and responsibilities of the parties hereto with respect to such services.

SIGNATURE PAGE FOLLOWS

IN WITNESS WHEREOF, the parties hereto have executed this Addendum to the Fund Administration Servicing Agreement as of the date last written below by the undersigned duly authorized representatives.

Monetta Trust	U.S. BANCORP FUND SERVICES, LLC

By: /s/ Robert J Bacarella	By: /s/ Jason Hadler
Name: Robert Bacarella	Name: Jason Hadler
Title: Vice President	Title: Sr. Vice President
Date: 2/5/24	Date: February 7, 2024